Exhibit 99.1

CONSOL Energy Inc. Announces Preliminary Results of Tender Offer for its 8.00% Senior Notes Due 2017

PITTSBURGH, April 15, 2014 /PRNewswire/ — CONSOL Energy Inc. (NYSE: CNX) (“CONSOL”) announced that, as of 5:00 p.m., New York City time, today (the “Withdrawal Time”), as reported by the tender agent, it had received tenders and consents from holders of approximately $583 million, or 38.9 percent, of the principal amount of its outstanding 8.00% senior notes due 2017 (the “2017 Senior Notes”), in connection with its previously announced tender offer (the “Offer”) and consent solicitation respecting the 2017 Senior Notes.

CONSOL’s obligation to accept for purchase, and to pay for, any 2017 Senior Notes pursuant to the Offer is subject to a number of conditions that are set forth in the Offer to Purchase and Consent Solicitation Statement, dated April 2, 2014 (the “Offer to Purchase”), including the consummation of its private placement of $1.6 billion of its 5.875% senior notes due 2022. CONSOL intends to waive the condition requiring the execution of the supplemental indenture effecting certain amendments to the indenture governing the 2017 Senior Notes. Subject to the satisfaction or waiver of the remaining customary conditions to the Offer, CONSOL expects to pay tomorrow to all holders who validly tendered their 2017 Senior Notes prior to the Withdrawal Time, and did not withdraw them prior to the Withdrawal Time, the Total Consideration of $1,043.33 for each $1,000 principal amount of 2017 Senior Notes, which includes a $20.00 consent payment.

The Offer is scheduled to expire at 11:59 p.m., New York City time, on April 29, 2014, unless extended (the “Expiration Time”). Holders who validly tender their 2017 Senior Notes after the Withdrawal Deadline but before the Expiration Time will be eligible to receive on the final settlement date only the Tender Offer Consideration, which is $1,023.33 for each $1,000 principal amount of 2017 Senior Notes, and does not include a consent payment. The final settlement date is expected to be April 30, 2014.

Holders whose 2017 Senior Notes are purchased in the Offer will also receive accrued and unpaid interest from the most recent interest payment date for the 2017 Senior Notes up to, but not including, the applicable settlement date.

The Withdrawal Time has passed, so previously tendered 2017 Senior Notes may no longer be withdrawn, and holders who tender their 2017 Senior Notes thereafter will not have withdrawal rights.

CONSOL intends to issue a notice of redemption for all 2017 Senior Notes not tendered pursuant to the Offer prior to the Withdrawal Time.

The complete terms and conditions of the Offer are described in the Offer to Purchase, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the Offer, by calling (800) 967-4612 (US toll-free) or by emailing cnx@dfking.com.

CONSOL retained J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC as dealer managers for the Offer and solicitation agents for the Consent Solicitation. Questions regarding the terms of the Offer may be directed to J.P. Morgan Securities LLC at (212) 834-4802 (collect) and (866) 834-4666 (US toll-free) or Credit Suisse Securities (USA) LLC at (212) 325-2476 (collect) and (800) 820-1653 (US toll-free).

None of CONSOL, its board of directors (or any committee thereof), the dealer managers, the tender agent, the information agent, the trustee for the 2017 Senior Notes or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their 2017 Senior Notes in the Offer.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated April 2, 2014. The Offer is not being made to holders of 2017 Senior Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based producer of natural gas and coal. The company is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. Additional information may be found at www.consolenergy.com.

Forward-Looking Statements

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements.

When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Contacts

Investor: Dan Zajdel, at (724) 485-4169, or Tyler Lewis, at (724) 485-3157; Media: Kate O’Donovan, at (724) 485-3097, or Brian Aiello, at (724) 485-3078